Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Reports Second Quarter 2018 Results

Highlights:

•	Diluted earnings per share (EPS) of $1.03 on a GAAP basis, including $0.07 per share in acquisition-related charges, increased 24% compared to $0.83 last year. Adjusted diluted EPS of $1.09, up 30% compared to $0.84 last year.

•	Net sales of $238.1 million, up 4% compared to $229.3 million last year.

COLMAR, PA (July 31, 2018) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced its financial results for the second quarter ended June 30, 2018.

2nd Quarter Financial Results

The Company reported second quarter 2018 net sales of $238.1 million, up 4% compared to net sales of $229.3 million in the second quarter of 2017. Included in net sales were approximately $10 million of sales from MAS Automotive Distribution Inc. (MAS) which was acquired in October of 2017.

Net income for the second quarter of 2018 was $34.3 million, or $1.03 per diluted share compared to $28.4 million, or $0.83 per diluted share in the prior year quarter. Adjusted net income in the second quarter was $36.2 million, or $1.09 per diluted share, up 30% compared to $28.7 million or $0.84 per diluted share in the prior year quarter. Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

Gross profit percentage for the quarter was 38.9% on a GAAP basis. Excluding the impacts of acquisition-related adjustments, adjusted gross profit was 39.3% in the quarter compared to 39.6% in the same quarter last year. The 30Bps difference is primarily a result of the MAS acquisition which carries slightly lower gross margins compared to historical Dorman levels.

Selling, general, and administrative (“SG&A”) expenses were $49.9 million in the second quarter on a GAAP basis. Excluding the impact of acquisition-related adjustments and a non-cash impairment related to the acquisition of the remaining outstanding shares of a previously unconsolidated entity, adjusted SG&A was $48.1 million or 20.2% of net sales in the quarter compared to $45.9 million or 20.0% of net sales in the same quarter last year.

Income tax expense was $8.5 million in the second quarter, or 19.9% of income before income taxes down from $16.8 million, or 37.1% of income before income taxes recorded in the same quarter last year. The reduction in tax rate compared to prior year is primarily a result of the recently enacted U.S. tax legislation known as the Tax Cuts and Jobs Act. Our tax rate was also down from the first quarter of 2018, a result of increased tax credits and, to a lesser extent, resolution of a prior period state tax matter.

Matt Barton, Dorman Products President and Chief Executive Officer, stated: “We experienced a moderately improved demand environment in the second quarter. Year to date customer sell through, as reported to us by our customers, was up over prior year in the mid-single digit range as sell through from new products more than offset continued sales growth headwinds resulting from our brand protection pricing policy that went into effect early in the fourth quarter of 2017. The impact from our brand protection policy will continue to weigh on our year over year organic growth comparisons through the end of the third quarter. Our team continues to execute well. We launched 1,534 new SKU’s in the quarter and our Dorman Heavy Duty Solution lines net sales grew 30% in the quarter. Our Complex Electronics lines net sales were also up 7% in the quarter despite being impacted by our brand protection policies. We firmly believe that our strategy of investing in both Heavy Duty and Complex Electronics, combined with Light Duty New Product development and strategic acquisitions is the right one, and will continue to drive attractive returns for our shareholders.”

2018 Guidance

We are narrowing our fiscal 2018 EPS guidance range. On a GAAP basis, fiscal 2018 EPS is expected to be in the $4.05 to $4.15 range. Fiscal 2018 Adjusted EPS is expected to be in the $4.15 to $4.27 range or a 23% to 27% growth rate. We are lowering our previously guided full year effective tax rate to approximately 22% (from 24%), primarily as a result of higher tax credits than previously anticipated. We are also reducing our previously issued full year sales growth guidance to be in the 4% to 6% range, a result of longer than expected inventory control measures by our customers.

Tariffs

Effective July 6th, the Office of the United States Trade Representative (USTR) imposed an additional duty of 25% on approximately $34 billion worth of Chinese imports containing industrially significant technologies, including those related to China’s “Made in China 2025” industrial policy. These additional duties impact a subset of products that are manufactured for Dorman in China.    We expect the impact of these additional duties, after mitigating actions including, but not limited to, price increases to our customers, will not be significant to our financial results in 2018. However, our current guidance does not reflect any additional tariffs or duties not already in effect as of the date of this release.

Share Repurchases

Under its share repurchase program, Dorman repurchased 271.5 thousand shares of its common stock for $18.4 million at an average share price of $67.80 during the second quarter ended June 30, 2018. The Company has $49.3 million left under its current share repurchase authorization.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, imposition of new taxes or duties, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

Kevin Olsen, Executive Vice President & CFO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	06/30/18	Pct.*	07/01/17	Pct.
Net sales	$238,147	100.0	$229,262	100.0
Cost of goods sold	145,446	61.1	138,410	60.4
Gross profit	92,701	38.9	90,852	39.6
Selling, general and administrative expenses	49,921	21.0	45,853	20.0
Income from operations	42,780	18.0	44,999	19.6
Other income, net	73	0.0	241	0.1
Income before income taxes	42,853	18.0	45,240	19.7
Provision for income taxes	8,514	3.6	16,803	7.3
Net income	$34,339	14.4	$28,437	12.4
Diluted earnings per share	$1.03		$0.83
Weighted average diluted shares outstanding	33,226		34,225

	26 Weeks		26 Weeks
Second Quarter (unaudited)	06/30/18	Pct.*	07/01/17	Pct.*
Net sales	$465,409	100.0	$450,887	100.0
Cost of goods sold	284,072	61.0	271,292	60.2
Gross profit	181,337	39.0	179,595	39.8
Selling, general and administrative expenses	98,563	21.2	89,554	19.9
Income from operations	82,774	17.8	90,041	20.0
Other income, net	224	0.0	305	0.1
Income before income taxes	82,998	17.8	90,346	20.0
Provision for income taxes	18,013	3.9	32,722	7.3
Net income	$64,985	14.0	$57,624	12.8
Diluted earnings per share	$1.95		$1.68
Weighted average diluted shares outstanding	33,355		34,350

*	Percentage of sales information does not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	06/30/18	12/30/17
Assets:
Cash and cash equivalents	$74,810	$71,691
Accounts receivable	282,681	241,880
Inventories	218,523	212,149
Prepaid expenses	8,589	7,129
Total current assets	584,603	532,849
Property, plant & equipment, net	93,325	92,692
Goodwill and other intangible assets, net	88,148	88,157
Deferred income taxes, net	5,406	7,884
Other assets	44,366	44,342
Total assets	$815,848	$765,924
Liabilities & shareholders’ equity:
Accounts payable	$97,981	$80,218
Accrued expenses and other	24,580	30,563
Total current liabilities	122,561	110,781
Other long-term liabilities	19,271	20,336
Shareholders’ equity	674,016	634,807
Total liabilities and equity	$815,848	$765,924

Selected Cash Flow Information (unaudited):

	13 Weeks		26 Weeks
(in thousands)	06/30/18	07/01/17	06/30/18	07/01/17
Depreciation, amortization and accretion	$6,626	$5,187	$13,004	$10,192
Capital expenditures	$5,140	$6,314	$11,416	$11,932

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

The Company’s financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, the Company has presented these non-GAAP financial measures because management believes this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing the Company’s results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, and other similar expenses related to acquisitions which the Company has determined are material as well as other items that are not related to the Company’s ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
(unaudited)	06/30/18	07/01/17	06/30/18	07/01/17
Net income (GAAP)	$34,339	$28,437	$64,985	$57,624
Pretax acquisition-related inventory fair value adjustment [1]	880	—	1,779	—
Pretax acquisition-related intangible assets amortization [2]	491	—	991	—
Pretax acquisition-related transaction and other costs [3]	252	—	332	—
Pretax investment impairment [4]	1,064	—	1,064	—
Tax adjustment (related to above items) [5]	(435)	—	(831)	—
Tax (benefit) charge related to pre 2016 state tax matters [5]	(368)	255	(368)	510

Adjusted net income (Non-GAAP)	$36,223	$28,692	$67,952	$58,134
Diluted earnings per share (GAAP)	$1.03	$0.83	$1.95	$1.68
Pretax acquisition-related inventory fair value adjustment [1]	0.03	—	0.05	—
Pretax acquisition-related intangible assets amortization [2]	0.01	—	0.03	—
Pretax acquisition-related transaction and other costs [3]	0.01	—	0.01	—
Pretax investment impairment [4]	0.03	—	0.03	—
Tax adjustment (related to above items) [5]	(0.01)	—	(0.02)	—
Tax (benefit) charge related to pre 2016 state tax matters [5]	(0.01)	0.01	(0.01)	0.01

Adjusted diluted earnings per share (Non-GAAP)	$1.09	$0.84	$2.04	$1.69
Weighted average diluted shares outstanding	33,226	34,225	33,355	34,350

[1] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.9 million pretax (or $0.7 million after tax) during the thirteen weeks ended June 30, 2018 and $1.8 million pretax (or $1.3 million after tax) during the twenty-six weeks ended June 30, 2018 and were included in Cost of Goods Sold.

[2] – Pretax acquisition related intangible asset amortization results from allocating the purchase price of material acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Such costs were $0.5 million pretax (or $0.4 million after tax) during the thirteen weeks ended June 30, 2018 and $1.0 million pretax (or $0.7 million after tax) during the twenty-six weeks ended June 30, 2018 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pretax acquisition related transaction costs include external costs incurred to complete and integrate a material acquisition as well as accretion expenses related to contingent consideration obligations. Such costs were $0.3 million pretax (or $0.2 million after tax) during the thirteen and twenty-six weeks ended June 30, 2018 and were included in Selling, General and Administrative expenses.

[4] – Pretax investment impairment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was less than our prior investment in the entity. Such costs were $1.1 million pretax (and $1.1 million after tax) during the thirteen and twenty-six weeks ended June 30, 2018 and were included in Selling, General and Administrative expenses.

[5] – These adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.4 million during the thirteen weeks ended June 30, 2018 and $0.8 million during the twenty-six weeks ended June 30, 2018. Such items are estimated by applying the Company’s overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate. Also included in Provision for Income Taxes for the thirteen and twenty-six weeks ended June 30, 2018 and July 1, 2017 are tax adjustments resulting from pre 2016 tax matters.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	6/30/2018	Pct.	7/1/2017	Pct.
Gross profit (GAAP)	$92,701	38.9	$90,852	39.6
Pretax acquisition-related inventory fair value adjustment	880	0.4	—	—

Adjusted gross profit (Non-GAAP)	$93,581	39.3	$90,852	39.6
Net sales	$238,147		$229,262

	26 Weeks		26 Weeks
(unaudited)	6/30/2018	Pct.*	7/1/2017	Pct.
Gross profit (GAAP)	$181,337	39.0	$179,595	39.8
Pretax acquisition-related inventory fair value adjustment	1,779	0.4	—	—

Adjusted gross profit (Non-GAAP)	$183,116	39.3	$179,595	39.8
Net sales	$465,409		$450,887

*	Percentage of sales information does not add due to rounding.

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	6/30/2018	Pct.*	7/1/2017	Pct.
SG&A expenses (GAAP)	$49,921	21.0	$45,853	20.0
Pretax acquisition-related intangible assets amortization	(491)	(0.2)	—	—
Pretax acquisition-related transaction and other costs	(252)	(0.1)	—	—
Pretax investment impairment	(1,064)	(0.4)	—	—

Adjusted SG&A expenses (Non-GAAP)	$48,114	20.2	$45,853	20.0
Net sales	$238,147		$229,262

*	Percentage of sales information does not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	26 Weeks		26 Weeks
(unaudited)	6/30/2018	Pct.	7/1/2017	Pct.
SG&A expenses (GAAP)	$98,563	21.2	$89,554	19.9
Pretax acquisition-related intangible assets amortization	(991)	(0.2)	—	—
Pretax acquisition-related transaction and other costs	(332)	(0.1)	—	—
Pretax investment impairment	(1,064)	(0.2)	—	—

Adjusted SG&A expenses (Non-GAAP)	$96,176	20.7	$89,554	19.9
Net sales	$465,409		$450,887

2018 Guidance:

The Company provided the following guidance ranges related to their fiscal 2018 outlook:

	December 29, 2018
Fiscal Year Ended (unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.05	$4.15
Pretax acquisition-related inventory fair value adjustment [1]	0.05	0.05
Pretax acquisition-related intangible assets amortization [2]	0.06	0.06
Pretax acquisition-related transaction and other costs [2]	0.02	0.03
Pretax investment impairment [2]	0.03	0.03
Tax adjustment (related to above items) [3]	(0.04)	(0.05)
Tax benefit related to pre 2016 state tax matters [3]	(0.01)	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$4.15	$4.27
Weighted average diluted shares outstanding	33,226	33,226

[1] – Included in Cost of Goods Sold

[2] – Included in Selling, General, and Administrative Expenses

[3] – Included in Provision for Income Taxes

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.